EXHIBIT 5

              Venable, Baetjer and Howard, LLP
            1800 Mercantile Bank & Trust Building
                      Two Hopkins Plaza
               Baltimore, Maryland 21201-2978


                       October 5, 1998


Chapman Capital Management Holdings, Inc.
World Trade Center-Baltimore
401 East Pratt Street
28th Floor
Baltimore, Maryland  21202

          Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

           We have acted as counsel for Chapman Capital Management Holdings, Inc. (the "Company") in connection with a registration statement on Form S-8 of the Company to be filed with the Securities and Exchange Commission (the "Registration Statement"), pertaining to the registration of 150,000 shares of common stock (par value $.001 per share) of the Company (the "Shares") for issuance and sale pursuant to the Company's 1998 Omnibus Stock Plan (the "Plan").

           As counsel for the Company, we are familiar with
its  Charter  and Bylaws.  We have examined the  prospectus
included in its Registration Statement substantially in the
form  in which it is to become effective and the Plan.   We
have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

          We have also examined and relied upon such corporate records of the Company and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein.
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With respect to the documents we have reviewed, we have
assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

           Based  upon the foregoing, we are of the opinion
that  when  sold, issued and consideration is paid  for  as
contemplated  in  the  Plan,  the  Shares  will   be   duly
authorized, validly issued, fully paid and nonassessable.

          This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock. It does not extend to the securities or "blue sky" laws of Maryland, to federal securities laws or to other laws.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

                    Very truly yours,


                    /s/ VENABLE, BAETJER AND HOWARD, LLP

BAODOCS1/0063068.01